EXHIBIT 99.1

                                    NEWS RELEASE
CONTACT: ARMAND CORREIA
         SENIOR VICE PRESIDENT & CFO
         (845) 369-4600

         FINANCIAL DYNAMICS
         INVESTORS: CARA O'BRIEN/MELISSA MYRON
         MEDIA: MELISSA MERRILL
         (212) 850-5600

FOR IMMEDIATE RELEASE

                    DRESS BARN COMPLETES MAURICES ACQUISITION
                ~ Combined Company to Operate over 1,200 Stores ~
                 ~ Total Annual Revenue to Exceed $1.1 Billion ~

SUFFERN, NY - JANUARY 3, 2005 - The Dress Barn, Inc. (NASDAQ: DBRN), one of the nation's leading women's specialty retailers, announced today it has completed the acquisition of Maurices Incorporated. The combined businesses will form a leading national retailer with an enhanced national footprint, an expanded market presence, and a significantly increased revenue base.

Under the terms of the agreement, originally announced on November 17, 2004, the purchase price was $320 million, subject to adjustment, which was financed with amounts drawn under a new credit facility and cash on hand, including the net proceeds from the previously announced sale on December 16, 2004 of $115 million principal amount of Dress Barn's 2.50% convertible senior notes due 2024.

David R. Jaffe, Dress Barn's President and Chief Executive Officer, commented, "The acquisition of Maurices provides us with an established and successful retail concept and an important vehicle to accelerate growth. We look forward to working with Maurices' seasoned management team to continue the chain's expansion as well as leverage our combined expertise to generate synergies that will benefit both businesses over the long-term."

Maurices, which will operate as a separate division of Dress Barn, has created a unique retail concept that serves the needs of fashion conscious consumers in small towns. Maurices fills the fashion void that exists in these areas by offering stylish, quality clothing at prices below the larger market specialty store competitors. Maurices recorded sales of $366 million for the 12 months ended August 28, 2004 and currently has 477 stores in 39 states.


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About The Dress Barn, Inc.
The Dress Barn, Inc., headquartered in Suffern, NY, is one of the nation's leading women's specialty retailers offering quality career and casual fashion apparel at value prices. As of December 31, 2004, the Company operated 776 stores in 45 states. For more information on the Company, please visit the corporate website at www.dressbarn.com.


Statements and comments contained in this press release that are not historical in nature are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Such factors as they relate to Dress Barn's operations may be described in Dress Barn's filings with the Securities and Exchange Commission, including the Dress Barn's Annual Report on Form 10-K for the fiscal year ended July 31, 2004. Such factors as they relate to Maurices include risks applicable to the retail apparel business in general and risks which may be specifically applicable to Maurices' business. In addition, there are risks associated with the integration of the two businesses. Dress Barn does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized.